Exhibit 99.1

Alternus Clean Energy Announces Termination of

Membership Interest Purchase and Sales

Agreement (MIPSA) for Portfolio of Solar Parks

FORT MILL, SC – September 19, 2024— Alternus Clean Energy, Inc. (NASDAQ: ALCE) (“Alternus” or the “Company”), a leading utility-scale transatlantic, clean energy independent power producer (IPP), has terminated its MIPSA with C2 Taiyo Fund I, LLP to acquire approximately 80MWp solar installations across 8 U.S. states, originally announced on May 1, 2024, due to seller’s failure to meet the required closing conditions and fundamental changes in the portfolio of assets planned to be acquired.

Alternus CEO Vincent Browne commented, “It is unfortunate that we cannot continue with this transaction as planned. However, this is just one of many identified strategic acquisitions and business growth areas underway for Alternus, such as the recent joint venture announcement with Hover Energy and other projects in review and under negotiation. We remain fully committed to the renewable energy market in the United States, whether via the acquisition of operating or ready-to-build projects and look forward to sharing these as soon as we can.”

Full details of the termination can be found in the Company’s Current Report on Form 8-K to be filed with the US Securities and Exchange Commission located at www.sec.gov and on the Company’s website at https://ir.alternusenergy.com/financials-filings/sec-filings.

About Alternus Clean Energy:

Alternus is a transatlantic clean energy independent power producer. Headquartered in the United States, we currently develop, install, own, and operate utility scale solar parks in North America and Europe. Our highly motivated and dynamic team at Alternus have achieved rapid growth in recent years. Building on this, our goal is to reach 3GW of operating projects within five years through continued organic development activities and targeted strategic opportunities. Our vision is to become a leading provider of 24/7 clean energy delivering a sustainable future of renewable power with people and planet in harmony.

Forward-Looking Statements

Certain information contained in this release, including any information on the Company’s plans or future financial or operating performance and other statements that express the Company’s management’s expectations or estimates of future performance, constitute forward-looking statements. When used in this notice, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Such statements are based on a number of estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the control of the Company. The Company cautions that such forward-looking statements involve known and unknown risks and other factors that may cause the actual financial results, performance or achievements of the Company to differ materially from the Company’s estimated future results, performance or achievements expressed or implied by the forward-looking statements. These statements should not be relied upon as representing Alternus’ assessments of any date after the date of this release. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact: IR@alternusenergy.com